EXHIBIT 99.1


                        TRITON ANNOUNCES TAKEOVER BID
                             FOR CRUSADER LIMITED

DALLAS, TEXAS--May 16, 1996 - Triton Energy Limited announces that Clyde Petroleum plc has made an all-cash takeover bid for the outstanding shares of Crusader Limited, Triton's 49.9%-owned Australia-based oil and gas affiliate, at A$1.62 per Crusader share. In the absence of a higher or better offer, Triton intends to accept the Clyde offer.

Net proceeds from the sale of Triton's 53.2 million Crusader shares would be approximately US$68 million at the current exchange rate of A$.80 per U.S. dollar. This would result in an approximate pretax gain of US$9 million to Triton, which the Company would book when the transaction closes, expected in the third quarter.

In connection with the takeover, Triton has granted Clyde an option to purchase approximately 20% of Triton's Crusader shareholdings at an exercise price of A$1.62 per share. This represents 9.9% of Crusader's outstanding shares.

Crusader's Board of Directors proposes to recommend that Crusader shareholders accept Clyde's offer unless a higher offer is made prior to the offer's expiration date.

Clyde's takeover offer is subject to various conditions, including acceptance by the holders of at least 50.1% of Crusader's shares, approval by Clyde's shareholders and the Australian Foreign Investment Review Board, and the absence of other various occurrences or dispositions of Crusader oil and gas assets.

Clyde is a leading British independent exploration and production group operating on an international basis. It has production interests in the United Kingdom, the Netherlands and Indonesia, with exploration interests in those countries, as well as in other selected areas, including three exploration licenses in northwest Australia.

Triton Energy Limited (NYSE: OIL) is a Dallas-based international oil and gas exploration company primarily focused on high-potential prospects around the world. The Company has participated in several major discoveries, including the Cusiana and Cupiagua oil fields in Colombia, considered to be the Western Hemisphere's largest oil find since Alaska's Prudhoe Bay, and the Cakerawala gas field in the Malaysia-Thailand Joint Development Area in the Gulf of Thailand. In addition, Triton has exploration activities under way in Argentina, China, Colombia, Ecuador, Guatemala and Italy, and is negotiating oil and gas opportunities in other countries.


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  Contact:  W. Greg Dunlevy or Crystal C. Bell, both of Triton, 214-691-5200.
            Roy A. Franklin of Clyde, 011-44-1531-640-811.